Exhibit 99.5

STOCKHOLDERS AGREEMENT

by and between

BASIC ENERGY SERVICES, INC.,

and

ASCRIBE III INVESTMENTS LLC

Dated as of March 9, 2020

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of March 9, 2020, is entered into by and between BASIC ENERGY SERVICES, INC., a Delaware corporation (the “Company”), and ASCRIBE III INVESTMENTS LLC, a Delaware limited liability company (“Ascribe”).

WHEREAS, the Company and Ascribe entered into the Exchange Agreement (as hereinafter defined); and

WHEREAS, in connection with the Closing (as defined in the Exchange Agreement), the Company and the Holder have agreed to enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the obligations under the Exchange Agreement and the mutual covenants and agreements of the Company and the Holder hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.1:

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such specified Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (including proxy) or otherwise; provided, however, for the avoidance of doubt that a Holder shall not be deemed an Affiliate of the Company for the purposes of this Agreement.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Ascribe Affiliated Entities” means (i) Ascribe and each investment fund which Ascribe or its Affiliates controls (as defined in the definition of “Affiliate”) or for which Ascribe or its Affiliates act as manager or investment advisor and (ii) each Person in which Person(s) described in clause (i), directly or indirectly, individually or collectively, holds a majority of the outstanding Equity Securities or Voting Securities. For the purposes of determining whether a Person described in clause (ii) holds a majority of the outstanding Equity Securities of a Person, the outstanding Equity Securities of all classes of such Person shall be taken into account and ownership shall be determined on the basis of all such classes of Equity Securities taken as a whole.

“Beneficially Own” or “Beneficial Ownership” shall have the meaning as determined under Rule 13d-3 of the Exchange Act.

“Board” means the board of directors of the Company.

“Board Designees” shall have the meaning set forth in Section 2.1.3(b).

“Board Rights Termination Date” means, the earlier of (i) the earlier to occur of (A) the Holder Ownership Percentage being reduced to less than twenty-five percent (25%) or (B) the Holders and their Affiliates, collectively, no longer constituting the largest holder of the Fully-Diluted Common Equity or (ii) the waiver of Section 2.1.2 by an Independent Committee.

“Bridge Note” means the Senior Secured Promissory Note issued by the Company to Ascribe on March 9, 2020, as the same may be amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York or Fort Worth, Texas are not required to be opened.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as adopted on December 23, 2016, as the same may be amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms.

“Certificate of Designations” means the Certificate of Designations of Series A Participating Preferred Stock of the Company filed with the Secretary of State of Delaware on March 9, 2020, as the same may be amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on December 23, 2016 and supplemented by the Certificate of Designations, as the same may be further amended, restated, amended and restated, waived, further supplemented or otherwise modified from time to time in accordance with its terms.

“Class I” means the class of directors of the Board designated as Class I pursuant to the Bylaws.

“Class II” means the class of directors of the Board designated as Class II pursuant to the Bylaws.

“Class III” means the class of directors of the Board designated as Class III pursuant to the Bylaws.

“Commission” means the United States Securities and Exchange Commission.

“Common Equity” means Common Stock, CS Equivalent Stock and any other common stock equivalent Equity Securities of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any shares or capital stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement to which the Company is a party.

“Common Stock Equivalent Number” means, as of any date of determination, the number of shares of Common Stock that a holder of a share of CS Equivalent Stock would have received assuming such share of CS Equivalent Stock was converted pursuant to an Optional Conversion as of such date of determination.

“Company” shall have the meaning set forth in the introductory paragraph hereof.

“Contracting Parties” shall have the meaning set forth in Section 5.9.

“Credit Facility” means that certain ABL Credit Agreement, dated as of October 2, 2018, by and among the Company, Bank of America, N.A., as administrative agent, swingline lender and an L/C issuer, UBS Securities LLC, as syndication agent, PNC Bank National Association, as documentation agent and an L/C issuer, and each of the lenders party thereto, as amended by that certain Limited Consent and First Amendment to ABL Credit Agreement dated as of March 9, 2020, and as further amended from time to time.

“CS Equivalent Stock” means Series A Participating Preferred Stock, par value $0.01 per share, of the Company having the designations, rights, preferences, powers, restrictions and limitations set forth in the Certificate of Designations.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Equity Cap” means 85.06%.

“Equity Securities” means shares of common stock or other equity securities of any class of an issuer, including any security, convertible security, exercisable warrant, option or other similar instrument conveying rights with respect to equity securities, including, in the case of the Company as of the date hereof, Common Stock and CS Equivalent Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Exchange Agreement” means the Exchange Agreement, dated March 9, 2020, by and between the Company and Ascribe.

“Exempt Offerings” means (i) an issuance of awards of Equity Securities (“Awards”) to an employee pursuant to any plan or arrangement approved by the Board, or a duly authorized subcommittee of the Board, or the issuance of Equity Securities upon the exercise or conversion of any such Awards, (ii) an issuance of Equity Securities pursuant to an exercise or conversion of any Equity Securities with respect to which preemptive rights were provided at the time such Equity Securities were issued (or the issuance of which was itself an Exempt Offering), (iii) a subdivision of the issued and outstanding Equity Securities into a larger number of Equity Securities or the issuance of Equity Securities as a pro rata dividend or distribution in respect of outstanding Equity Securities approved by the Board, (iv) an issuance of Common Stock or CS Equivalent Stock in connection with the Exchange Agreement, (v) Equity Securities issued as consideration in a bona fide acquisition by the Company or any of its Subsidiaries, joint venture or other strategic transaction that was approved by the Board or (vi) an issuance of Common Stock in connection with the conversion of CS Equivalent Stock pursuant to the Certificate of Designations.

“Fully-Diluted Common Equity” means, as of the date of determination, the outstanding shares of Common Stock as calculated giving effect to the full conversion of all outstanding CS Equivalent Stock.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, applied on a consistent basis for the periods involved.

“Holder” and “Holders” initially shall mean Ascribe and also shall mean each other Ascribe Affiliated Entity which at any time owns any Common Equity.

“Holder Ownership Percentage” means, as of any date of determination, a fraction (expressed as a percentage and after giving effect to Section 5.13), the numerator of which is the number of shares of Common Stock Beneficially Owned, collectively, by the Ascribe Affiliated Entities at such time, and the denominator of which is the Fully-Diluted Common Equity.

“Independent” means, with respect to any individual, that (i) such individual qualifies as an independent director of the Company under the Company’s corporate governance and independence guidelines, applicable law and the rules and regulations of the Commission (or any successor thereto) and Listing Rules, including, if applicable, any enhanced requirements with respect to certain committees of the Company and (ii) such individual does not have any material financial interest in or other relationship (business or otherwise) with any Ascribe Affiliated Entity that could reasonably be expected to affect (or give the appearance of affecting) the ability of such individual to exercise independence as to the Ascribe Affiliated Entities in any matter to be considered or acted upon by the Board, as determined in good faith by an Independent Committee or, if an Independent Committee shall not exist as of the time of such determination, by a majority of the Board excluding such individual.

“Independent Committee” means a special committee of the Board comprised solely of at least two (2) Independent directors.  The individual Board members deemed to be Independent as of immediately following the execution of this Agreement shall be Julio M. Quintana, Timothy H. Day, and John E. Jackson.

“Listing Rules” means the rules and regulations of such national securities exchange national securities exchange, domestic over-the-counter market reported by the OTC Bulletin Board or the pink sheets, as applicable, on which the Common Stock is listed for trading or traded.

“New Registration Rights Agreement” shall have the meaning set forth in Section 3.3.5.

“Non-Party Affiliates” shall have the meaning set forth in Section 5.9.

“Optional Conversion” shall have the meaning given such term in the Certificate of Designations.

“Person” or “person” means any individual, firm, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preemptive Equity Election Notice” shall have the meaning set forth in Section 3.2.7.

“Preemptive Equity Notice” shall have the meaning set forth in Section 3.2.6.

“Preemptive Equity Offer Period” shall have the meaning set forth in Section 3.2.7.

“Preemptive Equity Purchase Election” shall have the meaning set forth in Section 3.2.2.

“Preemptive Equity Securities” means Common Equity or rights to acquire Common Equity issued by the Company from and after the date of this Agreement except Equity Securities issued in an Exempt Offering.

“Representatives” means, with respect to any Person, such Person’s directors, officers, partners, employees, members, managers, agents, advisors (including attorneys, accountants, consultants and financial advisors and any representatives of a Person’s advisors) and other representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

 “Subsidiary” of any Person means (a) a corporation a majority of whose outstanding shares of capital stock or other equity interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, and (b) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

“Transfer” means, when used as a verb, to sell, transfer, assign, convey or otherwise dispose, and when used as a noun, any direct or indirect sale, transfer, assignment, conveyance or other disposition, including by merger, exchange, operation of law, bequest or pursuant to any domestic relations order, whether voluntarily or involuntarily.

“Voting Securities” means any securities (including Equity Securities) that vote generally in the election of directors or managers, in the admission of general partners or in the selection of any other similar governing body.

Section 1.2  Other Definitional and Interpretive Matters.  For purposes of this Agreement, the following rules shall apply: All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The word “including” (in its various forms) means including without limitation.  Unless expressly provided to the contrary, the word “or” is not exclusive.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP as in effect from time to time.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Except as expressly provided otherwise in this Agreement, references to any law or agreement means such law or agreement as it may be amended from time to time.  References to any date shall mean such date in Fort Worth, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Fort Worth, Texas.  The word “extent” in the phrase “to the extent” shall mean the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if.”  If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

ARTICLE 2
MANAGEMENT OF THE COMPANY AND CERTAIN ACTIVITIES

Section 2.1  Board.

2.1.1 Initial Composition of the Board.  Effective as of the date of this Agreement, three (3) directors shall be appointed to the Board as follows: (i) Lawrence First shall be appointed as a Class I director on the Board; (ii) Derek Jeong shall be appointed as a Class II director on the Board; and (iii) Ross Solomon shall be appointed as a Class III director on the Board.  Following such appointments to the Board, the Board shall be comprised of seven (7) directors, constituted as follows: (a) three (3) Class I directors; (b) two (2) Class II directors; and (c) two (2) Class III directors.

2.1.2 Independent Directors.  Ascribe agrees that, from and after the date hereof and until the Board Rights Termination Date, Ascribe shall, and shall cause each other Holder to, vote all Voting Securities of the Company (including the Common Stock and the CS Equivalent Stock) held by Ascribe and such other Holders or over which any Ascribe Affiliated Entity has voting control, and each of the Company and Ascribe agrees to take all other necessary or desirable actions within its control (including, as applicable, in its capacity as a stockholder or otherwise, and whether at a regular or special meeting of the stockholders or by written consent in lieu of a meeting), to cause the Board to include no less than two (2) directors that are Independent.

2.1.3 Board Representation.

(a) Until such time as the Holder Ownership Percentage is reduced to fifty percent (50%) or less, Ascribe shall be entitled (i) to designate for nomination for election to the Board all of the members of the Board and (ii) in the event of any vacancy arising from the death, incapacity, resignation or removal of any member of the Board, to designate an individual to fill the vacancy created thereby, in each case, subject to (1) Section 2.1.2 and (2) compliance with applicable Listing Rules.

(b) Members of the Board designated by Ascribe pursuant to this Section 2.1.3 shall be referred to as the “Board Designees.”  The Company and the Board shall, subject to and consistent with the Board’s fiduciary duties, applicable law and applicable Listing Rules, take such actions as necessary to cause Board Designees to be nominated and submitted to the stockholders of the Company for election to the Board, or appointed to the Board by the remaining members of the Board, as applicable.

Section 2.2  Independent Committee Consent Rights.  From and after the date hereof, Ascribe shall not, and shall not permit any other Holder to, cause or otherwise permit the Company or any of its Subsidiaries to take any of the following actions:

2.2.1 amend the Certificate of Incorporation to elect to not be governed by Section 203 of the DGCL, as contemplated by Section 203(b)(3) of the DGCL; or

2.2.2 without the prior approval of an Independent Committee:

(a) approve any business combination or transaction for purposes of Section 203(a)(1) or Section 203(a)(3) of the DGCL with any Person that is an “interested stockholder” within the meaning of Section 203(c)(5) of the DGCL prior to such business combination or transaction;

(b) amend, alter or repeal the Certificate of Incorporation (other than as described in Section 2.2.1), the Certificate of Designations, or the Bylaws of the Company, other than amendments to the Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock of the Company, (ii) effect a reverse stock split for the purpose of facilitating a listing of the Common Stock under the Listing Rules of a national securities exchange, or (iii) permit stockholders to act by written consent;

(c) issue or sell any Equity Securities in the Company or any Subsidiary of the Company to any Holder or any Affiliate of any Holder; provided this Section 2.2.2(c) shall not require approval of an Independent Committee for the issuance of Common Equity to any Holder pursuant to Section 3.2; and provided, further that the approval of an Independent Committee shall not be required for any Holder or any Affiliate of any Holder to receive Equity Securities of the Company or any Subsidiary of the Company in connection with any merger or other business combination between the Company or any Subsidiary of the Company and any Person (other than an Ascribe Affiliated Entity) in which any Ascribe Affiliated Entity owns or otherwise holds debt securities or Equity Securities, subject to the provisions of Section 3.3.1, to the extent applicable; or

(d) enter into any contract or agreement, or consummate any transaction (including any merger or business combination, or acquisition of a material portion of the assets of the Company or its Subsidiaries), between the Company or any of its Subsidiaries, on the one hand, and any Ascribe Affiliated Entity, on the other hand; provided that the approval of an Independent Committee shall not be required for (i) the exercise by the Ascribe Affiliated Entities of their rights, or the performance by the Company of its obligations, under this Agreement, the Bridge Note, the Exchange Agreement, the Certificate of Designations, the New Registration Rights Agreement (provided that the New Registration Rights Agreement has been approved by an Independent Committee in accordance with Section 3.3.5) or any other agreement or instrument entered into in connection with any of the foregoing, or (ii) any Ascribe Affiliated Entity to participate in, and receive consideration in any merger or other business combination between the Company or any Subsidiary of the Company with any Person (other than an Ascribe Affiliated Entity) in which any Ascribe Affiliated Entity owns or otherwise holds debt securities or Equity Securities, subject to the provisions of Section 3.3.1, to the extent applicable.

ARTICLE 3
ACQUISITIONS; TRANSFERS

Section 3.1  Restrictions on Acquisitions.

3.1.1 Subject to Sections 3.1.2 and 3.2 and subject to the right of any Holder to receive shares of Common Stock upon conversion of the CS Equivalent Stock, from and after the date hereof, each Holder agrees that, without the prior approval of an Independent Committee, such Holder shall not, and shall cause each other Ascribe Affiliated Entity not to, directly or indirectly, in any manner acquire, agree to acquire or make any proposal or offer to acquire, any Common Equity or any rights or options to acquire any such Common Equity.

3.1.2 Notwithstanding Section 3.1.1, (a) if a Holder Transfers any shares of Common Equity to any Person other than an Ascribe Affiliated Entity, then the Ascribe Affiliated Entities shall be permitted to acquire Common Equity up to an amount such that immediately after any such acquisition the Holder Ownership Percentage does not exceed the Equity Cap; and (b) any Ascribe Affiliated Entity shall be entitled to acquire, agree to acquire or make any proposal or offer to acquire Common Equity (without any limitations under this Section 3.1) in connection with any merger or other business combination between the Company or any Subsidiary of the Company and any Person (other than an Ascribe Affiliated Entity) in which any Ascribe Affiliated Entity owns or otherwise holds debt securities or Equity Securities.

Section 3.2  Preemptive Rights.

3.2.1 The Company shall not issue or sell, or agree to issue or sell, any Preemptive Equity Securities to any third party unless the Company shall have first delivered written notice (a “Preemptive Equity Notice”) to the Holders of the Company’s intent to issue, sell or exchange Preemptive Equity Securities, which Preemptive Equity Notice (a) shall state the number and type of Preemptive Equity Securities proposed to be issued and (b) may include the price and other material terms and conditions on which the Company proposes to issue the Preemptive Equity Securities (provided if the Company does not include the price at which the Company proposes to issue the Preemptive Equity Securities in a Preemptive Equity Notice, the Company shall use good faith efforts to provide to the Holders reasonable advance notice of the price range or price, when determined, at which the Company proposes to issue the Preemptive Equity Securities).

3.2.2 Notwithstanding Section 2.2.2 or Section 3.1.1, for a period of twenty (20) Business Days from the date the Preemptive Equity Notice is delivered to the Holders (the “Preemptive Equity Offer Period”), the Holders may, by written notice to the Company (the “Preemptive Equity Election Notice”) elect to purchase (the “Preemptive Equity Purchase Election”), on the terms and conditions specified in the Preemptive Equity Election Notice, up to a number of Preemptive Equity Securities, in the aggregate as to all Holders, equal to (a) the number of Preemptive Equity Securities proposed to be issued or sold by the Company multiplied by (b) the Holder Ownership Percentage immediately prior to the delivery of the Preemptive Equity Notice by the Company, which shall constitute an offer to purchase such Preemptive Equity Securities; provided that Holders shall not be entitled to acquire any Common Equity pursuant to this Section 3.2 to the extent that, immediately following such acquisition, the Ascribe Affiliated Entities shall own Common Equity in excess of the Equity Cap; the Preemptive Equity Securities acquired by the Holders pursuant to this Section 3.2 shall be allocated pro-rata among the Holders based on their ownership of Common Equity immediately prior to such acquisition, unless otherwise agreed among the Holders.

3.2.3 If one or more Holders makes a timely Preemptive Equity Purchase Election, the Company shall provide written notice to such Holder(s) establishing the date of the new issuance of Preemptive Equity Securities and the procedures for purchasing the Preemptive Equity Securities. Notwithstanding the foregoing, the Company shall be under no obligation to consummate any proposed issuance of Preemptive Equity Securities, nor shall there be any liability on the part of the Company or the Board to the Holders if the Company has not consummated any proposed issuance of Preemptive Equity Securities pursuant to this Section 3.2 for whatever reason, regardless of whether the Company shall have delivered a Preemptive Equity Notice.

3.2.4 If no Holder delivers a Preemptive Equity Election Notice during the Preemptive Equity Offer Period, the Company shall be entitled to sell such Preemptive Equity Securities in the Preemptive Equity Notice on such terms and conditions as determined by the Company in its sole discretion for a period of one hundred fifty (150) days following the expiration of the Preemptive Equity Offer Period.  Any Preemptive Equity Securities not sold by the Company prior to the expiration of such one hundred and fifty (150) day period must be reoffered to the Holders pursuant to the terms of this Section 3.2.

Section 3.3  Restrictions on Transfers.

3.3.1 Each Holder agrees that, until the Ascribe Affiliated Entities, collectively, cease to Beneficially Own Common Equity representing a majority of the Fully-Diluted Common Equity, such Holder shall not, individually or collectively with any other Holders, Transfer (directly or indirectly), in one or a series of related transactions, Common Equity representing more than 50% of the Fully-Diluted Common Equity unless each holder of Common Stock (other than the Ascribe Affiliated Entities) is entitled to participate in such transaction or transactions and is entitled to receive (i) the same form of consideration per share of Common Stock as the Holders (as determined giving effect to the full conversion of all outstanding CS Equivalent Stock) with respect to such Transfer(s) or (ii) equivalent cash consideration per share of Common Stock as the Holders (as determined giving effect to the full conversion of all outstanding CS Equivalent Stock) with respect to such Transfer(s).

3.3.2 Notwithstanding the foregoing, any Holder may Transfer shares of Common Equity held by such Holder to any Ascribe Affiliated Entity; provided that, as a condition to such Transfer, and such Transfer shall not be effective until, the Transferring Holder shall have delivered to the Company a stock power or other assignment instrument effecting such Transfer together with a joinder to this Agreement, in form and substance acceptable to an Independent Committee, pursuant to which such transferee agrees to be bound by the terms of this Agreement, duly executed by such transferee.

3.3.3 Ascribe shall cause any Ascribe Affiliated Entity that is not a party to this Agreement and which acquires any Common Equity to deliver to the Company a joinder to this Agreement, in form and substance acceptable to an Independent Committee, pursuant to which such Ascribe Affiliated Entity agrees to be bound by the terms of this Agreement, duly executed by such Ascribe Affiliated Entity, and any such Ascribe Affiliated Entity shall not be entitled to any rights or benefits under this Agreement until such joinder is delivered to the Company.

3.3.4 All Transfers of Common Equity Beneficially Owned by the Holders shall be in compliance with applicable state and federal securities laws and the terms of this Agreement.

Section 3.4  Registration Rights Agreement; Bylaws.  Promptly following the date of this Agreement, (a) the Company shall use good faith efforts to enter into a registration rights agreement for the benefit of the Ascribe Affiliated Entities with respect to the Common Stock and CS Equivalent Stock in form and substance reasonably satisfactory to the Company and Ascribe (the “New Registration Rights Agreement”); provided that the New Registration Rights Agreement and any amendment thereto shall require the approval of an Independent Committee; and (b) the Company and Ascribe shall use good faith efforts to agree on a form of amended and restated Bylaws to incorporate the provisions set forth in this Agreement (the “Third Amended and Restated Bylaws”) and upon such agreement by the Company and Ascribe, the Board shall adopt the Third Amended and Restated Bylaws, subject to the approval of an Independent Committee pursuant to Section 2.2.2(b), and Ascribe shall, and shall cause each other Holder to, vote all Voting Securities of the Company (including the Common Stock and the CS Equivalent Stock) held by Ascribe and such other Holders or over which any Ascribe Affiliated Entity has voting control, and Ascribe agrees to take all other necessary or desirable actions within its control (including, as applicable, in its capacity as a stockholder or otherwise, and whether at a regular or special meeting of the stockholders or by written consent in lieu of a meeting), to adopt the Third Amended and Restated Bylaws, including as required pursuant to Section 11 of the Certificate of Designations.

ARTICLE 4
TERMINATION

This Agreement shall terminate automatically upon the earlier to occur of (i) the Holder Ownership Percentage being reduced to less than fifteen percent (15%) or (ii) the Holders and their Affiliates, collectively, no longer constituting the largest holder of the Fully-Diluted Common Equity.

ARTICLE 5
MISCELLANEOUS

Section 5.1  Notices.  All notices and communications which are required or may be given to a party hereunder shall be in writing and shall be deemed to have been duly given upon the earliest of:  (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if sent by email, with delivery receipt to sender or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day:

If to the Company:

Basic Energy Services, Inc.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attention:  David Schorlemer
Email:  dschorlemer@basices.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention:  James R. Griffin
                   Rodney L. Moore
Email:        james.griffin@weil.com
                   rodney.moore@weil.com

If to Ascribe:

Ascribe III Investments LLC
299 Park Avenue, 34th Floor
New York, NY 10171
Attention:  Lawrence First
Email: lfirst@ascribecapital.com

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:  Warren S. de Wied
Email: warren.de.wied@friedfrank.com

The parties may change the identity, address and email addresses to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Section 5.1.

Section 5.2  Governing Law: Venue: Jurisdiction.  THIS AGREEMENT and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in this Agreement) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each party hereby agrees that any action based upon, arising out of or relating to this Agreement (including any action concerning the violation or threatened violation of this Agreement) shall be heard and determined in any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  In addition, each party consents to process being served in any such lawsuit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 5.2 and shall not be deemed to confer rights on any Person other than the parties hereto.  Nothing in this Section 5.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 5.3  Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT WHETHER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 5.4  Successors and Assigns.  This Agreement shall be binding upon the Company, the Holders, and their respective successors and permitted assigns (which shall be deemed to include any Ascribe Affiliated Entity to which a Holder Transfers any shares of Common Equity); provided that if any Holder Transfers any shares of Common Equity to any Ascribe Affiliated Entity such Holder shall remain the sole party entitled to exercise the rights of such Holder under this Agreement unless and until such Ascribe Affiliated Entity shall execute a joinder to this Agreement in form and substance acceptable to an Independent Committee agreeing to be bound by the terms of this Agreement with respect to all shares of Common Equity held by such Ascribe Affiliated Entity. Except as to any Ascribe Affiliated Entity to which a Holder Transfers Common Equity (and subject to the terms of this Section 5.4), no Holder may assign any of its rights under this Agreement to any other Person (including any transferee of any Common Equity held by a Holder) without the prior written consent of the Company, which consent may be granted or denied by the Company in its sole discretion and to be valid must be approved by an Independent Committee, and any assignment in violation of the foregoing shall be void ab initio.

Section 5.5  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 5.6  Severability.  Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.  Upon a determination that any provision of this Agreement is prohibited, unenforceable or not authorized, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 5.7  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement.  It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 5.8  No Waivers; Amendments.

5.8.1 No failure or delay on the part of the Company or the Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law or in equity or otherwise.

5.8.2 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver makes specific reference to this Agreement, and, (i) in the case of an amendment, such amendment is with the written consent of the Company and each Holder, and (ii), in the case of a waiver, such waiver is signed by the Person against whom it is to be enforced; provided that any amendment of this Agreement or waiver by the Company hereunder shall only be effective if such amendment or waiver is approved by an Independent Committee.

Section 5.9  Non-Recourse.  All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement (“Contracting Parties”).  No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Party Affiliates.

Section 5.10  Further Assurances.  Each party shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 5.11  Joint Drafting.  It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party).  Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 5.12  Entire Agreement.  This Agreement (including all schedules and exhibits hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 5.13  Ownership and Aggregation of Common Stock and Common Stock Equivalent Equity Securities; Action by Holders.

5.13.1 For purposes of interpreting the term and terms of, and determining the application and availability of any obligations and rights under, this Agreement, (a) all shares of Common Stock (including, as applicable, all shares of CS Equivalent Stock and other Common Equity) Beneficially Owned by each Holder and its Affiliates shall be aggregated and (b) all determinations in respect of shares of CS Equivalent Stock shall be calculated based on the Common Stock Equivalent Number (or with respect to any other shares of Common Equity, the multiple applicable to such shares of Common Equity, if any), in each case, unless the context otherwise requires.

5.13.2 Any action to be taken or consent or approval to be given by the Holders pursuant to this Agreement shall be deemed taken, consented to or approved upon the affirmative consent or approval by the Holders; provided that, if the Company receives conflicting direction, consents or approvals from the Holders with respect to any action to be taken or consent or approval to be given by the Holders pursuant to this Agreement, then any action to be taken or consent or approval to be given by the Holders pursuant to this Agreement shall be deemed taken, consented to or approved upon the affirmative consent or approval by the Holder(s) that holds a majority of the Common Equity then-held by all Holders.

5.13.3 From time to time upon the written request by the Company, each Holder shall provide to the Company in writing a statement setting forth the number of shares of Common Equity Beneficially Owned by such Holder, certified by an officer or other duly authorized representative of such Holder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

COMPANY:

BASIC ENERGY SERVICES, INC.

By:	/s/ Keith Schilling
	Name:	Keith Schilling
	Title:	President & CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

HOLDER:

ASCRIBE III INVESTMENTS LLC

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director